Exhibit 10.1

April 23, 2018

Mr. Tim Guin

  Transmitted via E-mail:

Dear Tim,

On behalf of USA Truck, Inc. (the “Company”), I am pleased to offer you the position of Chief Commercial Officer, reporting to the Chief Executive Officer and President of the Company, with a proposed start date of April 30, 2018. The following outlines the terms of employment, but does not constitute a contract of employment or a guarantee of employment. This offer is approved by the Company’s Board of Directors and your compensation package as outlined is approved by the Executive Compensation Committee of the Company’s Board of Directors (the “Committee”).

Base Salary. Your starting annual base salary will be $300,000, less applicable taxes, deductions, and withholdings, paid in $25,000 monthly increments and subject to annual review. The Company’s regularly scheduled pay days are currently on the last day of every month.

Key Management Incentive Plan. You will participate in the established Key Management Incentive Plan, beginning in 2018 and you will be entitled to:

Cash Incentive. You are eligible for a target cash incentive of 60% of your annualized base salary, pro-rated based on the period of time you are employed at the Company during 2018 and less applicable taxes, deductions and withholdings. Target incentives do not constitute a promise of payment. To qualify for the incentive bonus, you must remain employed with the Company through the date that the incentive bonus is paid (as specified in the Key Management Incentive Plan). Your actual plan payout will depend on the Company’s and your individual performance relative to pre-established goals, subject to and governed by the terms and requirements of the Key Management Incentive Plan as determined by the Committee. The maximum target achievable under the plan is 175% of your target performance.

Equity Incentive. You are eligible for a target equity grant of restricted shares of the Company’s common stock equal to up to 100% of your annualized base salary for 2018 under the 2018 Equity Incentive Plan (the “2018 EIP”) to be established by the Committee. The number of restricted shares awarded will be based upon your annualized base salary and the closing price of the Company’s common stock on the award date. Awards under the 2018 EIP will be 40% time-based and the balance will be performance-based. The time-based portion is expected to have a four (4) year ratable vesting period, and the performance-based portion is expected to vest at the completion of three (3) years, depending upon performance relative to goals established by the Committee. The maximum target achievable under the plan is 175% of your target performance based portion of the EIP program. All incentive compensation (whether cash or equity) for all employees, including you, is subject to the discretion of the Committee.

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Upon the occurrence of a Payment Trigger described in Paragraph (L) of Section 1 of Exhibit A hereto, all unvested shares subject to time-based vesting would become fully vested and any unvested shares subject to performance-based vesting would vest in accordance with the award agreement relating to such shares.

Sign-On Bonuses. You will receive:

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Cash Bonus of $300,000, less applicable taxes, deductions, and withholdings. The Cash Bonus is payable in two equal installments of $150,000 each. The first payment will be added to your first monthly paycheck, with the second payment being added to your 6th monthly paycheck.

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Equity Bonus of $100,000. You will receive an additional bonus of $100,000, in the form of an equity grant equivalent to $100,000 worth of restricted shares based on the closing price of the Company’s common stock on your start date with the Company. The restricted shares granted will vest in two (2) equal annual installments with the first installment vesting on the first anniversary of your start date with the Company and the second installment vesting on the second anniversary of your start date with the Company, subject to your continuous employment with the Company as of each vesting date.

If your employment is terminated by the Company for cause or voluntarily by you at any time prior to the expiration of 24 months from your start date, these bonuses will be subject to repayment on a pro-rated basis in relation to the portion of the 24-month period during which you are actually employed by the Company.

Obligations. You may be required to serve as an officer and/or director of one or more subsidiaries of the Company, for which you will receive no additional compensation.

Relocation Assistance. There is none offered, as relocation to Van Buren, Arkansas is not required.

Benefits. A significant part of your total compensation at the Company is derived from a competitive benefits package for employees. Eligible Company employees may participate in health insurance benefits (medical, dental, and vision), life insurance, short term and long term disability, the Company’s Employee Stock Purchase Plan, 401(k) Plan, and Flexible Spending Plan. All benefits are subject to the plan documents and eligibility requirements.

You will receive $1,000 per year to be applied towards premium payments on a supplemental term life insurance or you may choose to receive it as wages in your monthly payroll check (at the rate of $83.33 per month) and subject to required withholding of federal, state and local income, excise and employment related taxes.

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The Company will reimburse you the net amount for ninety (90) days COBRA coverage to assist you in continual coverage of your current healthcare plan during the mandatory waiting period. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

Paid Time Off. You will receive five (5) weeks of paid time off per year.

Business Travel and Expense. You will be expected to travel in connection with your employment. The Company will reimburse you for reasonable business expenses incurred in connection with your employment and in accordance with the Company’s Business Entertainment and Travel Policy.

You will be provided a $700 monthly car allowance stipend, and will be reimbursed at $0.34 per mile for business mileage incurred on your vehicle.

You will be provided a laptop and cellular phone at the Company's expense.

Confidential Information or Trade Secrets. You will observe all rules, regulations, and security requirements of the Company concerning the safety of persons and property. You agree that you will comply with the Company's employee handbook, Code of Business Conduct and Ethics Policy, the Open Door Policy, the Whistleblower Policy, the Stock Ownership and Anti-Hedging and Pledging Policy, the Clawback Policy, and any other policies of the Company as they relate to employees, officers, or directors of the Company.

Executive Severance and Change in Control Agreement. You and the Company will enter into an Executive Severance and Change in Control Agreement in the form of Exhibit A attached hereto and incorporated by reference herein.

Employment At-Will. This letter does not create an express or implied contract of employment or any other contractual commitment. This letter contains the complete, final, and exclusive embodiment of the understanding between you and the Company regarding the terms of your employment and supersedes in all respects any prior or other agreement or understanding, written or oral, between you and the Company with respect to the subject matter of this letter. Your employment relationship with the Company is on an at-will basis, which means that either you or the Company may terminate the employment relationship at any time for any reason or no reason, consistent with applicable law. Notwithstanding the terms of this letter, the Company shall have the right change its compensation, welfare, benefit, incentive, and employment plans, policies, and terms from time to time in its sole discretion.

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Background Verification. This offer is contingent on the successful completion of the verification of information provided by you in your job application and drug and background screenings.

Eligibility to Work. You will be required to provide proof of eligibility for employment in the United States no later than three days from the beginning of employment per the Immigration and Control Act of 1986; Form I-9 is mandatory.

You represent and warrant that your signing of this letter and the performance of your obligations under it (including, without limitation, your employment with the Company and your performance of services for the Company) will not breach or be in conflict with any covenant not to compete and/or similar obligations by which you are or may be bound. You also agree that you will not disclose to or use on behalf of the Company any proprietary information of another person or entity without that person's or entity's consent.

We are excited to start working with you and look forward to you joining USA Truck, Inc. Please review and acknowledge your acceptance of the terms of this letter by signing below and faxing or emailing the signed letter to my attention no later than Tuesday, May 2, 2018 at which time this offer of employment expires.

Sincerely,

/s/ Cheryl Stone

Cheryl Stone

Senior Vice President of, Human Resources

I accept this offer of employment with USA Truck, Inc. and agree to the terms and conditions outlined in the letter.

/s/ Timothy W. Guin	04/24/2018
Signature	Date

Timothy W. Guin	04/30/2018
Full Name	Planned Start Date

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Exhibit A

Executive Severance and Change In Control Agreement Attached

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